Exhibit 99.2
T-3 Motion, Inc.
Second Quarter Fiscal Year 2011 Earnings
August 10, 2011
Operator: Please stand by. Good day, everyone, welcome to today’s T-3 Motion Incorporated’s second quarter 2011 earnings footrprint. Today’s call is being recorded and available via the webcast. At this time, for opening remarks, I would like to turn things over to Mr. Gary Dvorchak of ICR. Please go ahead, sir.
Gary Dvorchak: Thank you. On the call today for the company are Ki Nam, Chairman and CEO of T-3 Motion and Kelly Anderson, President and Chief Financial Officer of T-3 Motion. By now, everyone should have access to the press release that went out this morning. If you have not received the press release, it’s now available on the investor relations portion of T-3 Motion’s website, www.t-3motion.com. The call is being webcast. And a replay will be available on the company’s website as well, through August 24, 2011. Before we begin, I’d like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance. Therefore, undo reliance should not be placed on them. These statements are based on current expectations of management and involve inherent risks and uncertainties. Including those identified in the risk factors contained in the Company’s annual report on form 10K and other reports filed with the SEC. With that, I’d like to turn the call over to the company’s CEO, Ki Nam.
Ki Nam: Thank you, Gary. And, hello everyone and thank you for joining us this morning. On today’s call, I’ll review the second quarter highlights and Kelly Anderson will discuss the details of our financial overall result. First, let’s discuss the current activity in T-3. During the first quarter, this last quarter, we enjoyed robust order activity for the T-3 vehicles. We established new distribution relationships in Egypt including initial orders and expect the following orders as our distributors build their business. We also won a very high-profile order to provide a security vehicle for 2011 (inaudible) in Singapore. As was said, our revenue opportunity would be the introduction of our automated license plate recognition systems. What that product does, that means the license plate of the car, while the vehicle — the systems placed in T-3. The system can be installed in a new vehicle or retrofitted in our existing fleet in the field. Now, let’s move to our really exciting long-term growth opportunities, the R3 electric consume vehicle. In early April, we announced the completion of the prototype of the R3. From a static perspective, the vehicle established — the car — the car is designed and it is very air dynamic. And the three-wheel design with a double tired, single back wheel is unique in the market. The car has a top speed of 70 mph. For those of you who do not want compromised driving pleasure, its engineering is second to none. The rear wheel, two-tire design provides traction, agility and handling.

Also, the rolling resistance and round profile rear tire increases energy efficiency as well. Our conduction motor is powered by lithium battery technology providing range of 8200 miles per charge. We’re able to achieve this range with our proven intelligent powered management battery system which we have perfected in our T-3 vehicles. In preparation for ramping production, we’re establishing vendor relationships for the R-3. As previously disclosed, we signed a letter of intent with Panos motors (sp?), a Georgia-based company specializing in low volume specialty vehicles. Over the next few months, we anticipate executing a performance contract with the panelist to produce R3 and in establishing a relationship with a dealer across the United States. We are expecting production in late 2012. Now, let’s turn the call over to Kelly Anderson for more detail on the financial results for third-quarter. Once Kelly’s finished, I will then briefly discuss 2012 and then some closing remarks. Kelly?
Kelly Anderson: Thank you, Ki. Net revenues for the quarter decreased $97,000 or 6.8% to $1.3 million, compared to the same period of the prior year. And, it decreased $250,000 or 9.7% to $2.3 million for the six months ended June 30, 2011, compared to the same period of the prior year. The revenue decrease was due primarily to certain customers deferring making purchasing decisions and some orders not being shipped due to our inability to purchase some parts. A problem that was resolved with the proceeds from the May offering. With that said, it should be noted that we did not experience any meaningful level of order cancellation. As a result, we now have an all-time high backlog of orders which should ship in the second half of the year. The backlog of June 30 was approximately $4.4 million compared to $1 million as of June 30, 2010. As we purchase parts with the proceeds of the recent equity offering, we expect the order shipment cycle time should return to the standard 2 to 4 weeks. There are positive impacts on revenue from expansion into new markets as Ki noted earlier. Higher average selling price per unit and growth in our service and parts revenue as our fleet in the field continues to expand. Net loss for the quarter was $4 million or $0.47 per share compared with a loss of $2 million or $0.42 per share a year ago. And, net loss for the six months ended June 30 was $5.69 million or $0.81 per share compared with a loss of $5.4 million or $1.16 per share a year ago.
     Another positive was an increase in our gross margins in the second quarter to 11.4%. Up from the first quarter of 2011, actual (sp?) of 4% and lower than the prior year which was 14.4%. The margins were lower than the prior year due to our production not running at full capacity which was a result of the May public offering. We anticipate improvements in our margins as we increase production — in production efficiencies and take advantage of purchase volume discounts. A key issue for the company was having the capital to ramp production for the face of strong demand for T-3. We resolved this problem in May, when we raised $11.1 million from a public offering of units consisting of one share of common stock, one class H warrant and one class I warrant. We also affected a 1-for-10 reverse stock split and listed them under NYSE AMEX under the ticker symbol of TTTM. We used the offering proceeds to retire debt and to purchase parts inventory to ramp production. As the quarter ended, we had $5.3 million in cash compared to $124,000 as of December 31. And our total liabilities were $3.3 million compared to $19.3 million as of December 31. I will now turn the call back over to Ki for his final remarks.
Ki Nam: Thanks, Kelly. Our management team here at T-3 is very excited about the year ahead. We’re focused on broadening our product line including security and (inaudible) products, as well as conserve products. And also increasing the level of orders for both T-3 — for T-3 for both domestically and internationally. I am pleased to deliver on the success we have achieved to date and look forward to the quarter ahead. Thank you for your time today. And we look forward to updating our progress on the third quarter call in November. In addition, T-3 will be hosting a press event at the New York Stock Exchange this Friday, August 12 around 9 AM. If you are in New York, you’re welcome to join us out front of the Exchange. For T-3 and also an R3 vehicle will be displayed out front of the Exchange. Thank you and we hope to see you there.
Gary Dvorchak: Operator, can you open it up for questions now?
Operator: Certainly. At this time, if you do have a question, please signal by pressing *1 on your touchtone telephone. Again, for questions, that is *1. We’ll pause for just a moment. We’ll go first to George Santana with Ascendiant (sp?) Capital Markets.
George Santana: Hi, thanks and good morning.
Gary Dvorchak: Good morning.
George Santana: I don’t know if you’re comfortable with discussing the number of units shipped in the quarter and how that’s trended over time? And what we can expect over the next couple of quarters? Even if it’s just a range?
Kelly Anderson: Hi, George, it’s Kelly.
George Anderson: Hi, Kelly.
Kelly Anderson: Nice to talk to you again. Yes, we’re not giving guidance on units. We’re talking to revenue and reaffirming our revenue projections for the year, at this point.
Gary Dvorchak: Are you talking about a past quarter or future quarter?

George Santana: Well, you know, just to get a sense of where you are. We understand the capital constraints and getting over that hurdle.
Gary Dvorchak: Sure.
George Santana: But just looking at this as maybe establishing a base of a low quarter. What were shipments in — in this past quarter?
Kelly Anderson: George, we’ll follow-up with you. We don’t have that information at hand.
Ki Nam: He’s asking second quarter —
Kelly Anderson: Shipment — dollars — units —
Ki Nam: Number of units.
George Santana: Yes.
Ki Nam: Basically, you can figure it out yourself. You know our vehicle cost. So, if you have the cost — you can get a sense for the number of vehicles. Then there’s battery sales and those are sales also. So, you can get a sense of our units by number of approximate cost of vehicle.
Kelly Anderson: And, George, the backlog is all units sales. Just so you know. It is all unit sales. There is no additional upsell items in our backlog.
George Santana: Okay. So, that’s all — so, there’s no service revenue or anything like that?
Ki Nam: Not on the backlog.
Kelly Anderson: Correct.
George Santana: That’s good. Okay, great. And this is — can you talk a little bit also with what you’re seeing? Everybody’s so focused on government cutbacks and municipalities struggling. In terms of what you’re seeing or you just you’ve had people waiting for so long — and you’re just signing so many new contracts, that it’s overwhelming. And (inaudible) you can see it in the municipalities and other entities.
Ki Nam: Well, we actually have spent quite a bit on the export market. So, right now, over 50% export. We haven’t seen a huge drop in this (inaudible). The US business has pretty much been flat. And, we’re actually growing international quite a bit.

George Santana: What markets are strongest?
Ki Nam: International. Especially the Middle East. South Africa. Asia. Right now.
George Santana: Okay. Thank you so much. I’ll jump back in the queue.
Ki Nam: Thank you.
Kelly Anderson: Thanks, George.
Operator: Once again, for questions, it is *1 at this time. And, we appear to have no further questions at this time. Mr. Dvorchak, I’ll turn things back to you for closing remarks.
Gary Dvorchak: Okay, we would like to thank everyone for participating in the call. And, like we said, we’re going to have a press event at the New York Stock Exchange on Friday, starting at 9 AM. At the Experience Square, which is right out front. So, everyone’s welcome to come and see, we’ll have T-3 and the R-3 there. So, we hope to see everyone there. And, thank you for participating.
Ki Nam: Thank you.
Kelly Anderson: Thank you.
Operator: That concludes today’s conference. Thank you all for joining us.